SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.


AIM DYNAMICS
FOR PERIOD ENDING 07/31/2005
FILE NUMBER 811- 1474
SERIES NO.:  1

74U.    1.   Number of shares outstanding (000's Omitted)
             Class A                               898
        2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                               168
             Class C                               536
             Class K                               856
             Investor Class                    112,088
             Institutional Class                   570

74V.    1.   Net asset value per share (to nearest cent)
             Class A                         $    17.71
        2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B .                       $    17.27
             Class C                         $    16.93
             Class K                         $    17.53
             Investor Class                  $    17.71
             Institutional Class             $    18.08